Coastal Caribbean Oils & Minerals, Ltd.

News Release

FOR IMMEDIATE RELEASE

     APPELLATE COURT DENIES REHEARING AND REQUEST FOR WRITTEN
OPINION ON DENIAL OF COASTAL’S TAKING CLAIM

APALACHICOLA, FL, January 13, 2004 -- Coastal Caribbean Oils & Minerals, Ltd. [OTC Bulletin Board: COCBF.OB] announced today that the Florida First District Court of Appeal denied Coastal Petroleum Company’s Motion for Clarification, Rehearing, Certification and Request for a Written Opinion as to the Court’s per curiam decision issued on December 3, 2003. As a result of the denial of the Motion, the Court’s decision affirming the trial court’s final judgment finding no taking of Coastal’s State Drilling Lease 224-A, has become final. The Company continues to consider its options which may include a possible appeal to the United States Supreme Court, filing a takings or other claim in Federal Court, or reorganization or corporate bankruptcy of the company. In addition management continues to seek funds in order to continue the company’s operations.

       Statements included in this press release which are not historical in nature are intended to be forward looking statements. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among the risks and uncertainties are the uncertainty of any decision favorable to Coastal Petroleum in its continuing litigation against the state of Florida and the substantial cost of continuing the litigation.

Contact: Phillip W. Ware, at (850) 653-2732.